Exhibit 99.1

            ArthroCare Names Terrence Geremski to an Expanded Board

    AUSTIN, Texas--(BUSINESS WIRE)--Dec. 14, 2006--ArthroCare Corp. (Nasdaq:ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced today that it has expanded its Board of Directors from seven to eight members by electing Terrence Geremski, 59, as its newest member. Geremski will also serve as a member of the Audit Committee of ArthroCare's Board.

    "We continue to strengthen corporate governance at ArthroCare reflecting the continued growth in the size and scope of our business," said Mike Baker, president and chief executive of ArthroCare. "Terry brings added strength to our Board and Audit Committee reflecting his long experience as a senior financial officer at major corporations in the US. We were particularly attracted by his knowledge of best practices in a broad range of industries outside of health care."

    Geremski brings more than 25 years of leadership experience from various industries to ArthroCare. He recently retired as senior vice president of Finance and chief financial officer of Carpenter Technology Corporation, an international manufacturer and distributor of specialty metals and engineered products, where he served since 2001.

    Previously, Geremski served as executive vice president and chief financial officer as well as a Board member of Guilford Mills, Inc., a North Carolina-based international textile company, from 1992 to 2000. He also served as vice president and controller and various other management positions for Varity Corporation from 1979-1991.

    Geremski has also been an auditor and tax manager with Price Waterhouse in Chicago and Toledo, OH and he is a current member of the AICPA and the Financial Executives Institute. Throughout his career, Geremski has held executive positions with numerous not-for-profit and community service organizations.

    About ArthroCare

    Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare's products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue -- minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

    CONTACT: ArthroCare Corporation, Austin
             Michael Gluk, 512-391-3906
             Sr. Vice President and CFO
             michael.gluk@arthrocare.com
             or
             Porter Novelli
             Howard Zar, 212-601-8084
             howard.zar@porternovelli.com